Exhibit 10.1

               NOVELIS APPOINTS NEW INDEPENDENT DIRECTOR TO BOARD

ATLANTA, June 30 /PRNewswire-FirstCall/ -- Novelis Inc. (NYSE: NVL) (TSX: NVL) today announced that it has appointed a new independent director, Edward A. Blechschmidt, to its Board of Directors. Mr. Blechschmidt retired in 2002 as Chairman and Chief Executive Officer of Gentiva Health Services, Inc., a leading provider of specialty pharmaceutical and home health care services that was spun off from Olsten Corporation and taken public. He remained a director until May 2005.

This appointment takes effect immediately and continues until Novelis' 2006 annual meeting, when Mr. Blechschmidt will be nominated for election to serve in the coming year. The annual meeting has been delayed and will take place by the end of 2006.

William T. Monahan, Chairman of the Board, said, "We are very pleased to welcome Ed Blechschmidt to Novelis' Board of Directors. Ed's strong financial background, operating experience and spin-related expertise, combined with his focus on generating shareholder value, will make him a valuable addition to our Board as Novelis becomes a world-class organization."

Mr. Blechschmidt fills the second of two vacancies that resulted from the previously announced increase in the maximum size of Novelis' Board from 12 to 14 members. The first vacancy was filled by Kevin M. Twomey, who was appointed to the Board in May.

Before joining Gentiva in 2000, Mr. Blechschmidt, 53, served as Chief Executive Officer and a director of Olsten Corporation, the conglomerate from which Gentiva Health Services was spun off. He served as President of Olsten from October 1998 to March 1999. He also served as President and Chief Executive Officer of Siemens Nixdorf Americas and Siemens Pyramid Technologies from July 1996 to October 1998. Prior to that, he spent more than 20 years with Unisys Corporation, where he held positions of increasing responsibility in finance, administration and operations, including Chief Financial Officer.

Mr. Blechschmidt serves as a director of HealthSouth Corp., having joined the Board in 2004, Lionbridge Technologies, Inc., Option Care, Inc., and Columbia Laboratories, Inc. He serves as Chair of the Audit Committees of the Boards of HealthSouth and Lionbridge Technologies.

Mr. Blechschmidt earned his bachelor's degree in business from Arizona State University.

Novelis is the global leader in aluminum rolled products and aluminum can recycling. The company operates in 11 countries and has approximately 13,000 employees. Novelis has the unrivaled capability to provide its customers with a regional supply of technologically sophisticated rolled aluminum products throughout Asia, Europe, North America and South America. Through its advanced production capabilities, the company supplies aluminum sheet and foil to the automotive and transportation, beverage and food packaging, construction and industrial, and printing markets. For more information, visit http://www.novelis.com.

Statements made in this news release which describe Novelis' intentions, expectations or predictions may be forward-looking statements within the meaning of securities laws. Examples of forward-looking statements in this news release include, among other matters, Novelis' ability to execute on its business strategy, hold an annual meeting by the end of 2006, and that Mr. Blechschmidt will be nominated for election at such meeting. Novelis cautions that, by their nature, forward-looking statements involve risk and uncertainty, that the annual meeting could be further delayed in the event Novelis has not issued its annual report on Form 10-K for the fiscal year ended 2005 by the end of 2006, and that Mr. Blechschmidt has not yet been nominated for election at the 2006 annual meeting. We do not intend, and we disclaim any obligation, to update any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to important risk factors listed under the caption "Special Note Regarding Forward-Looking Statements and Market Data" in our quarterly report on Form 10-Q for the period ended September 30, 2005, as filed with the SEC. The risk factors included in our quarterly report on Form 10-Q for the period ended September 30, 2005, are specifically incorporated by reference into this news release.


SOURCE  Novelis Inc.
    -0-                             06/30/2006
    /CONTACT: Media: Charles Belbin, +1-404-814-4260, charles.belbin@novelis.com, or Investors: Holly K. Ash, +1-404-814-4212, holly.ash@novelis.com, both of Novelis/
    /Web site:  http://www.novelis.com /
    (NVL NVL.)